Exhibit 99.01

                                  PRESS RELEASE


FOR RELEASE: IMMEDIATE

CONTACT: Timothy J. Rigas, Executive Vice President and Treasurer
                      (814) 274-9830

OLYMPUS COMMUNICATIONS ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

                        Coudersport, PA - March 31, 1999

John J. Rigas, Chairman and Director of ACP Holdings, Inc. and Managing General Partner of Olympus Communications, L.P. ("Olympus") reported the results of operations for the year ended December 31, 1998. Fourth quarter results saw revenues of $59.1 million compared to $49.5 million in the same period of the prior year and EBITDA from operations of $28.0 million compared to $24.9 million in the same period of the prior year. Olympus and its subsidiaries served approximately 642,000 subscribers in its wholly owned and managed cable television systems at December 31, 1998.

Total revenue for the year increased 22.3% to $215.6 million from $176.4 million in the prior year. Cash flow from operations increased 18.5% to $104.7 million from $88.4 million in the prior year. Net loss for the year totaled $16.1 million, compared with a net loss of $19.8 million for the prior year. Net loss for the quarter ended December 31, 1998 totaled $0.8 million, compared with the net loss of $4.8 million for the same period of the prior year.

Olympus' ratio of long-term debt to pro forma annualized EBITDA, after giving effect to the impact of acquisitions during the quarters ended December 31, 1997 and 1998, was 6.6 to 1 and 5.9 to 1, respectively.

Olympus is a joint venture limited partnership with 50% of the outstanding voting interests held by ACP Holdings, Inc., the managing general partner of Olympus, a wholly-owned subsidiary of Adelphia Communications Corporation. The remaining 50% of the voting interests are held by various wholly-owned subsidiaries of FPL Group, Inc. On January 28, 1999, Adelphia entered into an agreement to acquire the Olympus partnership interests owned by FPL Group for approximately $108 million, subject to definitive terms to be negotiated by both parties. Upon the closing of this transaction, Adelphia will own 100% of Olympus. Closing of this transaction is expected to occur during the third quarter of 1999.